Exhibit 3.18

ARTICLES OF INCORPORATION

OF

E A TECHNICAL SERVICES, INC.

ARTICLE I

Name

The name of the corporation is E A TECHNICAL SERVICES, INC.

ARTICLE II

Purposes and Powers

The purpose for which the corporation is organized is to engage in the business of earning a profit for its shareholders and to do everything necessary, proper, advisable, or convenient for the accomplishment of this purpose with all powers granted by the Georgia Business Corporation Code, at any place within or without the United States and to the extent that such act is not forbidden by the law of such place.

ARTICLE III

Authorized Shares

There shall be one class of shares which shall be designated as common shares. The aggregate number of shares the corporation is authorized to issue is 100,000 shares of common capital stock, which shall have no par value. Common shares shall have unlimited voting rights and shall be entitled to receive the net assets of the corporation upon dissolution.

ARTICLE IV

Registered Office and Agent

The initial registered office of the corporation shall be 1900 Peachtree Center Tower, 230 Peachtree Street, NW, Atlanta, Georgia 30303. The initial registered agent thereat shall be Timothy J. Sweeney.

ARTICLE V

Principal Place of Business

The address of the principal place of business of the corporation is 2625 Cumberland Parkway, Suite 100, Atlanta, Georgia 30339.

ARTICLE VI

Incorporator

The name and address of the incorporator is Thomas C. Harter, 4525 Kinvarra Circle, Mableton, Georgia 30059.

IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation.

/s/ Timothy J. Sweeney
Timothy J. Sweeney Attorney for Incorporator

1900 Peachtree Center Tower

230 Peachtree Street, NW

Atlanta, Georgia 30303

404/688-2600